EXHIBIT 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of C&D TECHNOLOGIES, INC. and Subsidiaries (formerly Charter Power Systems, Inc.) on Forms S-8 (Registration Nos. 33-31978, 33-71390, 33-86672, 333-17979 and
333-38891) and Form S-3 Registration No. 333-38893 of our reports dated March 10, 1998 on our audits of the consolidated financial statements and financial statement schedule of C&D TECHNOLOGIES, INC. and Subsidiaries as of January 31, 1998 and 1997, and for each of the three years in the period ended January 31, 1998, which reports are included in this Annual Report on Form 10-K.






COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 27, 1998


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